Exhibit 10.2

INNOVATE Corp. (the “Company”)
EXECUTIVE SEVERANCE GUIDELINES
as adopted by the Compensation Committee on October 21, 2021 (the “Effective Date”)

“Participant” means the individuals who as of the Effective Date hold the following the positions: the Chief Executive Officer of the Company, the Chief Financial Officer of the Company, the Chief Legal Officer of the Company and the Chief Administrative Officer of the Company.

“Qualifying Termination” means (i) a termination of employment by the Company of a Participant other than for Cause (as defined in the Second Amended and Restated 2014 Omnibus Equity Award Plan (the “2014 Plan”)) or (ii) a resignation of employment by the Participant with Good Reason (as defined in the 2014 Plan).

Upon a Qualifying Termination, the Participant would be entitled to the following, subject to the execution and non-revocation of a release of claims:

•An amount equal to one year of the Participant’s annual base salary, payable in lump sum within sixty (60) days following the Qualifying Termination;
•An amount equal to the annual bonus that the Participant received in the year prior to the year in which the Qualifying Termination occurs (the “Termination Year”), prorated for the portion of the Termination Year in which the Participant was employed by the Company and payable in a lump sum within sixty (60) days following the Qualifying Termination;
•If the Participant is eligible for and timely elects to continue receiving group medical and/or dental insurance under the continuation coverage rules of the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), an amount equal to the monthly employer contribution to the applicable health care benefits, as in effect on the date of the Qualifying Termination, for 12 months, payable in lump sum within sixty (60) days following the Qualifying Termination;
•Outplacement services suitable to the Participant’s position for a period of twelve (12) months following the date of the Participant’s Qualifying Termination; and
•Notwithstanding the specific terms of the 2014 Plan, the 2014 Omnibus Equity Award Plan, or any of their award agreements, full vesting of any outstanding unvested equity awards held by the Participant as of the date of the Qualifying Termination and the exercise period of all applicable outstanding equity awards held by the Participant as of the date of the Qualifying Termination shall be extended to 12 months following the date of the Participant’s Qualifying Termination (or the expiration date, if earlier).

Solely with respect to the eligible Participants, the Executive Severance Guidelines supersede the payments and benefits provided under the Severance Guidelines as adopted by the Compensation Committee on May 12, 2014.

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